Ex. 99.1

Sumo Logic Names Lynne Doherty President, Worldwide Field Operations

Proven executive brings decades of experience leading highly productive organizations at McAfee and Cisco Systems to help capture significant opportunity

REDWOOD CITY, Calif. – November 1, 2021 – Sumo Logic, (Nasdaq: SUMO), the pioneer in continuous intelligence, today announced the appointment of Lynne Doherty to the newly formed role of President, Worldwide Field Operations, effective immediately.

“As every company increasingly embraces a digital-first strategy, Sumo Logic is strongly positioned as a real-time data analytics leader that can help them build, run and secure their digital applications and multi-cloud infrastructure,” said Ramin Sayar, president and CEO, Sumo Logic. “I’m thrilled to have Lynne join Sumo Logic, and am excited to partner with her to capture the large and growing market opportunity in front of us. Given her experience, I am confident that she will hit the ground running, accelerate our go-to-market strategy and transformation, strengthen our global sales and partner ecosystem and help Sumo further scale over the coming years.”

Lynne has been leading sales organizations and driving positive business outcomes for customers for more than 20 years. She joins Sumo Logic from McAfee Enterprise, where she served as EVP of Global Sales and Marketing. At McAfee Enterprise, she oversaw a team of 1,200 people and drove over a billion dollars of revenue annually. In her time there, she led the team through large business and go-to-market transformations, helped McAfee to go public, accelerate growth, complete the acquisition of McAfee Enterprise by STG and most recently complete the acquisition of FireEye.

Before joining McAfee, Lynne spent 15 years at Cisco, where she most recently was the Senior Vice President of U.S. Commercial Sales. In this role, she oversaw a team of more than 2,000 employees, drove billions in revenue annually and served 400,000+ accounts. Prior to this position, Lynne led Cisco’s Security Business Unit. With her extensive security and industry expertise, Lynne played a key role in the integration and go-to-market strategy efforts following Cisco’s acquisitions of Duo Security, Umbrella and Cloudlock.

“Sumo Logic is among the handful of pure play cloud companies that have disrupted the old world and brought about a different and better way for customers to navigate the complexity of digital transformation,'' said Lynne Doherty. “Sumo has all the pieces required to become a category leader - vision, technology, happy customers, strong partner ecosystem, and purpose-driven culture - and I’m thrilled to join the company and help lead them through the next phase of growth as we scale to address the market transitions of cloud computing, cyber security and observability.

In addition, the company announced that its current chief revenue officer, Steve Fitz, will be transitioning from Sumo Logic by the end of the year. Sayar commented: “I can’t thank Steve enough for all he’s done over the past five years to help Sumo Logic grow five fold, navigate becoming a publicly traded company, and most importantly, build a customer centric go-to-market organization that believes deeply in doing right by our customers and partners. We all appreciate his leadership and contributions and wish him well.”

Additional Resources
•Learn more about Sumo Logic’s Continuous Intelligence Platform™
•Sign up for a free trial of Sumo Logic

About Sumo Logic
Sumo Logic Inc. (Nasdaq: SUMO) is the pioneer in continuous intelligence, a new category of software, which enables organizations of all sizes to address the data challenges and opportunities presented by digital transformation, modern applications, and cloud computing. The Sumo Logic Continuous Intelligence Platform™ automates the collection, ingestion, and analysis of application, infrastructure, security, and IoT data to derive actionable insights within seconds. More than 2,100 customers around the world rely on Sumo Logic to build, run, and secure their modern applications and cloud infrastructures. Only Sumo Logic delivers its platform as a true, multi-tenant SaaS architecture, across multiple use-cases, enabling businesses to thrive in the Intelligence Economy. For more information, visit www.sumologic.com.

Sumo Logic is a trademark or registered trademark of Sumo Logic in the United States and in foreign countries. All other company and product names may be trademarks or registered trademarks of their respective owners.

Any information regarding offerings, updates, functionality, or other modifications, including release dates, is subject to change without notice. The development, release, and timing of any offering, update, functionality, or modification described herein remains at the sole discretion of Sumo Logic, and should not be relied upon in making a purchase decision, nor as a representation, warranty, or commitment to deliver specific offerings, updates, functionalities, or modifications in the future.

Media Contact
Melissa Liton
Sumo Logic
mliton@sumologic.com
(650) 814-3882